Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in this Registration Statement of TechPrecision Corporation on Form S-8 of our report dated June 28, 2016, with respect to our audits of the consolidated financial statements of TechPrecision Corporation as of March 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of TechPrecision Corporation for the year ended March 31, 2016.

/s/ Marcum llp

Marcum llp
Philadelphia, PA
December 9, 2016